                                                                      EXHIBIT 11

                              HERMAN MILLER, INC.
                   COMPUTATIONS OF EARNINGS PER COMMON SHARE
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                        Three Months Ended
                                                       ---------------------
                                                        Sept. 3,    August 28,
                                                        1994(1)      1993(2)
                                                       ----------   ----------
           NET INCOME APPLICABLE
           TO COMMON SHARES                            $     7,937   $     7,474
                                                       ===========   ===========
           Weighted Average Common
           Shares Outstanding                           24,602,613    25,135,458

           Net Common Shares
           Issuable Upon Exercise
           of Certain Stock Options                        123,478       172,513
                                                       -----------   -----------

           WEIGHTED AVERAGE COMMON SHARES
           OUTSTANDING AS ADJUSTED                      24,726,091    25,307,971
                                                       ===========   ===========

           NET INCOME PER SHARE                        $       .32   $       .30
                                                       ===========   ===========

(1) Represents 14 weeks
(2) Represents 13 weeks





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